Exhibit 23

MORRIS, DAVIS & CHAN LLP
Certified Public Accountants
CONSENT OF MORRIS, DAVIS & CHAN, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-87736) of Johnson & Johnson pertaining to the ALZA Corporation Tax Deferral Investment Plan of our report dated March 17, 2006 with respect to the financial statements and schedules of the ALZA Corporation Tax Deferral Investment Plan included in this Annual Report (Form 11-K) as of November 8, 2005 and December 31, 2004 and for the period from January 1, 2005 through November 8, 2005 and for the year ended December 31, 2004.

/s/ MORRIS, DAVIS & CHAN LLP
April 26, 2006
Oakland, California
1111 Broadway, Suite 1505 • Oakland, California 94607 • (510) 250-1000 • Fax (510) 250-1032
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